Exhibit 99.1
January 20th, 2015
Fellow Shareholders,
In 2014, we added a record 13.0 million new members, compared to 11.1 million in 2013, bringing our global total to 57.4 million members. In Q4, we added 4.33 million members vs 4.07 million in the previous year period. We expect to end Q1 2015 with 61.4 million global members. Internet TV is growing globally and Netflix is leading the charge.

(in millions except per share data and Streaming Content Obligations)	Q4 '13	Q1 '14	Q2 '14	Q3 '14	Q4 '14	Q1 '15 Forecast
Total Streaming:
Revenue	$962	$1,066	$1,146	$1,223	$1,305	$1,398
Contribution Profit	$117	$166	$212	$220	$178	$231
Contribution Margin	12.2%	15.6%	18.5%	18.0%	13.6%	16.5%
Paid Members	41.43	46.14	47.99	50.65	54.48	58.97
Total Members	44.35	48.35	50.05	53.06	57.39	61.44
Net Additions	4.07	4.00	1.69	3.02	4.33	4.05

US Streaming:
Revenue	$741	$799	$838	$877	$917	$973
Contribution Profit	$174	$201	$227	$251	$257	$293
Contribution Margin	23.4%	25.2%	27.1%	28.6%	28.0%	30.1%
Paid Members	31.71	34.38	35.09	36.27	37.70	39.79
Total Members	33.42	35.67	36.24	37.22	39.11	40.91
Net Additions	2.33	2.25	0.57	0.98	1.90	1.80

International Streaming:
Revenue	$221	$267	$307	$346	$388	$425
Contribution Profit (Loss)	$(57)	$(35)	$(15)	$(31)	$(79)	$(62)
Contribution Margin	-25.9%	-13.1%	-5.0%	-8.9%	-20.3%	-14.6%
Paid Members	9.72	11.76	12.91	14.39	16.78	19.18
Total Members	10.93	12.68	13.80	15.84	18.28	20.53
Net Additions	1.74	1.75	1.12	2.04	2.43	2.25

Total (including DVD):
Operating Income	$82	$98	$130	$110	$65	$79
Net Income*	$48	$53	$71	$59	$83	$37
EPS*	$0.79	$0.86	$1.15	$0.96	$1.35	$0.60

Free Cash Flow	$5	$8	$16	$(74)	$(78)
Shares (FD)	61.3	61.5	61.6	61.8	61.8
Streaming Content Obligations** ($B)	$7.3	$7.1	$7.7	$8.9	$9.5
*Q4'14 Net Income/EPS includes a $39m / $0.63 benefit from a tax accrual release related to resolution of tax audit
**Corresponds to our total known streaming content obligations as defined in our financial statements and related notes in our most recently filed SEC Form 10-K

1

Q4 Results and Q1 Forecast
Our US forecast for Q4 members proved very accurate (39.11A versus 39.07F). Internationally, our forecast was low, and actuals came in slightly ahead (18.28A versus 17.99F). To remind everyone, the quarterly forecast we provide is our actual internal forecast at the time we report.

On an absolute basis (as opposed to relative to forecast), US net adds are down compared to one year ago (1.9 million this Q4 versus 2.3 million for Q4 2013). In October, we judged the leading factor of the similar decline in Q3 y/y net adds to be our May price change. Since then, with additional research, we now think that the decline in y/y net adds would have largely taken place independent of the price change. We’ve found our growth in net adds is strongest in the lower income areas of the US, which would not be the case if there was material price sensitivity. Additionally, we implemented a similar price change in Mexico during Q4, and saw no detectable change in net additions.

We think, instead, the reduction in y/y net additions is a natural progression in our large US market as we grow. We have built in flexibility to our business model in terms of how quickly we grow content and marketing spend, so we intend to keep US contribution margins growing even with lower membership growth. This year we plan to increase US contribution margins from 30% in Q1 to about 32% in Q1 2016 to about 34% in Q1 2017, etc. We’ll re-evaluate the margin progression model again in early 2020 when we hopefully achieve 40% contribution margins.

It is increasingly clear that virtually all entertainment video will be Internet video in the future. We believe there is big growth ahead in the US market for Netflix, even if we may not get there in a straight line of 6 million annual net adds. We’ll continue to improve our content, our marketing and our service, to eventually achieve “must have” status in most households.
Our international segment is growing very nicely with net adds of 2.43 million members in Q4, compared to 1.74 million a year ago. Our initial set of markets (Canada, Latin America, the UK, Ireland, the Nordic countries and the Netherlands) achieved contribution profitability in Q3 and continue to grow. Our launch in Q3 in France, Germany, Austria, Switzerland, Belgium and Luxembourg went well and our new original content is particularly popular. With all of the additional new original content set to premiere in 2015, it will be a big year for us in France, Germany and our other recently launched markets. We’ve successfully built big demand for Netflix from Argentina to Finland, due in part to the overall shift from linear to Internet TV.

In late Q1, we’ll be launching Netflix in Australia and New Zealand. There are numerous local competitors and a thirst for movies and TV shows from around the world. Later in the year, we’ll launch additional major countries, in keeping with our global strategy.

Our international expansion strategy over the last few years has been to expand as fast as we can while staying profitable on a global basis. Progress has been so strong that we now believe we can complete our global expansion over the next two years, while staying profitable, which is earlier than we expected. We then intend to generate material global profits from 2017 onwards.
We already offer Netflix in about 50 countries and have learned a great deal about the content people prefer, the marketing they respond to and how to best organize ourselves for steady improvement. Acceleration to 200 countries is largely made possible by the tremendous growth of the Internet in general, including on phones, tablets and smart TVs. We intend to stick to our core ad-free subscription model. As with our initial round of international expansion, we’ll get some things wrong and do our best to fix them quickly.

2

For most countries we have a good idea of the best approach for Netflix to take. For China, we are still exploring options - all of them modest. We’ll learn a great deal if we can successfully operate a small service in China centered on our original and other globally-licensed content. That is our preference, for the next few years, if we are able to acquire the necessary permissions.
It is advantageous for Netflix to become global in many ways. The big one is absolute size (faster to $10B in revenue) because that revenue allows us to develop and license more content for our members and improve our service. A second is being able to source great stories from around the world and deliver them to the world. A third is the efficiency and influence of being a unique global licensor that provides worldwide distribution.
With the growth of the Internet over the next 20 years, there will be some amazing entertainment services available globally. We intend to be one of the leaders.

Content
Looking at our original content performance over the last few years, there have been so many impressive aspects: how this effort, begun in 2012, has improved perceptions of the Netflix brand; how we’ve had a good start with 45 Emmy, 10 Golden Globe and two Academy Award nominations and several wins in just two years; how success with one great creator leads to new opportunities for other projects; how producing around the world with incredibly diverse talent is working for us; how much we feel we are just scratching the surface. But there is one real shocker; last year our original content overall was some of our most efficient content. Our originals cost us less money, relative to our viewing metrics, than most of our licensed content, much of which is well known and created by the top studios.
We will continue to grow the percentage of our content spending dedicated to originals for the next several years.
This will mean more cash usage, which means more debt. We factor interest cost into our originals budget as we try to make each project more efficient and effective than studio content we’d otherwise be licensing.
Marco Polo has struck a chord across all Netflix territories, generating substantial viewing over the holiday season. It has a 93% Audience rating1 from Rotten Tomatoes compared to 96% for House of Cards2 and 96% for Game of Thrones3 for their first seasons. They are all incredibly entertaining shows. We intend to debut a second season of Marco Polo in 2016.
We are thrilled to offer exclusively the controversial comedy, The Interview, to our US and Canadian members beginning this Saturday, Jan. 24 - just thirty days after it debuted in theaters and pay-per-view. Our first original feature film, Crouching Tiger, Hidden Dragon II: The Green Destiny, is now in post production and will debut on August 26 in all of our markets. We expect to open the film on select IMAX screens the same day as its release on Netflix.

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1 http://www.rottentomatoes.com/tv/marco-polo/s01/
2http://www.rottentomatoes.com/tv/house-of-cards/s01/
3http://www.rottentomatoes.com/tv/game-of-thrones/s01/

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This year, we are launching 320 hours of original series (new and returning), films, documentaries and stand-up comedy specials, triple the amount of original programming Netflix released in 2014. In Q1, we are premiering Season Three of House of Cards, the new Tina Fey and Robert Carlock comedy The Unbreakable Kimmy Schmidt starring Ellie Kemper and Bloodline, an intense family thriller from the creators of Damages that stars Kyle Chandler, Ben Mendelsohn, Linda Cardellini, Norbert Leo Butz, Sissy Spacek and Sam Shepard.
Our original documentary Virunga just secured our second back-to-back Academy Award nomination for Best Documentary Feature and What Happened, Miss Simone?, a look at the life of the legendary singer Nina Simone, will premiere at the Sundance Film Festival this week and at the Berlin Film Festival in February.
Beginning this quarter, and in current Netflix territories outside the US and Canada, Netflix will be the exclusive home of Better Call Saul, Vince Gilligan’s Breaking Bad prequel that focuses on attorney Saul Goodman (Bob Odenkirk). In many territories outside of the UK, we just premiered the second season of the critically acclaimed British drama, The Fall with Gillian Anderson and Jamie Dornan.
For an overall view of our original content slate and upcoming premiere dates, please click here4

Product
We have continued to deliver a variety of algorithmic and data improvements that put better choices in front of members. We are also pioneering offering new high-quality video formats, delivering UHD-4K for House of Cards and Marco Polo. Soon we will be offering High Dynamic Range video (HDR) which captures and renders pictures with more realistic peak brightness in the highlights, and may be a more significant step forward in viewing pleasure than UHD-4K. We will start building our library to deliver in HDR as new TVs become available from several manufacturers this year.
Having supported the vast majority of Smart TV devices with a Netflix app, we are now turning our attention to more operator devices and set-top boxes. Following our success with Virgin Media in the UK, we have added British Telecom and TalkTalk on the YouView STB in the UK, Deutsche Telecom STBs in Germany, Bouygues, SFR, and Orange STBs in France, Proximus in Belgium, and DISH STBs in the US. The BT and Orange partnerships include a new payment capability, similar to what we offer on AppleTV. Members can elect for BT/Orange to bill on our behalf and the appeal of a single bill seems to be attractive.

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4 https://pr.netflix.com/WebClient/loginPageSalesNetWorksAction.do?contentGroupId=10571&contentGroup=Premiere%20Dates

4

Marketing
Each quarter a greater percentage of our marketing dollars is spent promoting our exclusive content as we believe it is the best way to drive consumer demand for Netflix. Our biggest campaign in Q4 was for Marco Polo5, which we launched globally in early December. Separately, our highly targeted campaign behind the Netflix original documentary Virunga6 is continuing into Q1 with its Oscar nomination.
In Q4, we also executed more modest campaigns behind King Julien7 to spur family viewing over the holidays and shared a moment of Netflix love with our Airport commercial8 timed to Thanksgiving travel in the US. Looking forward, we are launching campaigns for The Unbreakable Kimmy Schmidt, Bloodline, Better Call Saul (internationally) and Season 39 of House of Cards.
We were pleased last week on the release of the YouGov Brand Index10 showing US brands with the most positive buzz, with Netflix at #3, up from #12 in 2013 and another indicator of how our brand is continuing to build momentum.
Strong Net Neutrality
People around the world increasingly view Internet access as a necessary utility -- Finland even made fast Internet access a legal right11. Recently President Obama echoed the same themes in his call for the FCC to take bold steps to be able to ensure a low-cost high-speed Internet. The support for strong net neutrality continues to grow.
Competition
There is no news yet on timing or price of HBO’s expansion of a direct-to-consumer model to the US. Their Nordics’ offer is priced about the same as Netflix but the content offering includes only HBO and other original series, and not the breadth of movie content HBO offers in the US.
Verizon and Redbox shut down their Netflix streaming competitor after about one year of operation. CBS launched its CBS All Access streaming service which, like Hulu, has commercial interruptions. Amazon Prime, Hulu, and Yahoo are all increasing their original programming efforts.
Shomi and CraveTV launched in Canada. In many of our international markets, we face competition from both stand alone OTT services (Clarovideo in Mexico, for instance) and ones associated with incumbent broadcasters (CanalPlay in France). In Australia we will face strong competition12 this year, and look forward to getting started later this quarter.

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5https://www.youtube.com/watch?v=hB-ltNasHVw
6https://www.youtube.com/watch?v=Wu-vjWd7Tb8
7https://www.youtube.com/watch?v=ORueNrt5hNk
8https://www.youtube.com/watch?v=-daK0bswDug
9https://www.youtube.com/watch?v=sU9QTLXYCCc
10http://www.brandindex.com/ranking/us/2014-annual/top-buzz-rankings
11http://www.bbc.com/news/10461048
12https://www.c21media.net/presto-sets-launch-date/

5

Piracy continues to be one of our biggest competitors. This graph13 of Popcorn Time’s sharp rise relative to Netflix and HBO in the Netherlands, for example, is sobering.
MVPDs around the world are moving as they can to on-demand cloud-DVR models. Dish14 and Sony15 are launching “Internet MVPD” services.
In general, Internet TV is going mainstream, which both increases the size of the market and brings new competitors. It couldn’t be a more exciting time in our industry!
DVD
Our DVD-by-mail service in the US continues to delight 5.8 million members, adding $89 million in contribution profit in Q4. The comprehensive selection of titles available on DVD and Blu-ray includes new release films, major TV shows (including HBO and Showtime series) and much more.

Global Expenses, Income & Tax Rate
On a pro-forma basis (without the tax reserve release described below) net income would have been $45 million, compared to a forecast of $27 million, due to lower than expected international losses and tax benefits related to the reinstatement of the 2014 R&D tax credit (independent of the tax reserve release).
Our global technology and general and administrative costs increased year on year in support of continued international and content expansion. Our Q1 guidance reflects a sequential increase in these costs primarily related to adjustments in annual market compensation.
In Q4, we resolved certain prior year tax audits, primarily related to R&D tax credits, resulting in the release of $39 million in reserves from the prior open tax periods. We also expect a favorable effect on our future effective tax rate of around 2% due to a lowered reserve rate on the R&D credit going forward.
Because of our international expansion plans for 2015, we expect full year operating income for 2015 to be lower than full year 2014.
Free Cash Flow & Capital
We finished the quarter with $1.6 billion in cash and equivalents. Given we are investing faster in content (this Q1 will show a step up in cash use with all the original projects launching in the quarter) and the current favorable interest rate environment, we intend to raise at least a billion dollars, pending market conditions, of additional long-term debt in a similar manner to last year.

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13http://www.google.com/trends/explore#q=netflix%2C%20HBO%2C%20Popcorn%20Time&geo=NL&date=1%2F2014%2013m&cmpt=q&tz=
14http://www.nytimes.com/2015/01/06/business/media/dish-network-announces-web-based-pay-tv-offering.html?_r=1
15http://www.nytimes.com/2014/11/13/business/media/sony-to-introduce-web-based-tv-service.html?_r=0

6

Over the next few years we expect to continue financing our original content expansion with long-term debt. As long as the maturities are spread out, and the interest cost is built into our content budgets, we think long-term debt is the best way for Netflix to finance the production of content.
Reference
For quick reference, our eight most recent investor letters are: October 201416,July 201417,April 201418, January 201419, October 201320, July 201321, April 201322, January 201323.

Summary

Congratulations to Kevin Spacey for winning the Golden Globe Award for Best Actor in a Drama Series for House of Cards. We hope you are all looking forward to the February 27 premiere of season three of House of Cards. It’s the most entertaining season yet.

Sincerely,

Reed Hastings, CEO	David Wells, CFO

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16http://files.shareholder.com/downloads/NFLX/3754169286x0x786677/6974d8e9-5cb3-4009-97b1-9d4a5953a6a5/Q3_14_Letter_to_shareholders.pdf
17http://files.shareholder.com/downloads/NFLX/3527949458x0x769748/9b21df7f-743c-4f0f-94da-9f13e384a3d2/July2014EarningsLetter_7.21.14_final.pdf
18http://files.shareholder.com/downloads/NFLX/3337146746x0x745654/fb5aaae0-b991-4e76-863c-3b859c8dece8/Q114%20Earnings%20Letter%204.21.14%20final.pdf
19http://files.shareholder.com/downloads/NFLX/3337146746x0x720306/119321bc-89c3-4306-93ac-93c02da2354f/Q4%2013%20Letter%20to%20shareholders.pdf
20http://files.shareholder.com/downloads/NFLX/2531040512x0x698481/ecfe1ab4-66f5-4e23-a64a-1ca025216e5e/Q313%20Earnings%20Letter%2010.21.13%2010.30am.pdf
21http://files.shareholder.com/downloads/NFLX/2531040512x0x678215/a9076739-bc08-421e-8dba-52570f4e489e/Q213%20Investor%20Letter.pdf
22http://ir.netflix.com/common/download/download.cfm?companyid=NFLX&fileid=655293&filekey=5c1951a4-e79c-49c8-bb83-1595635bf934&filename=Investor_Letter_Q12013.pdf
23http://files.shareholder.com/downloads/NFLX/2531040512x0x630302/e7656660-df35-4384-9f39-cb0f39e54f0b/Investor%20Letter%20Q42012%2001.23.13.pdf

7

January 20th, 2015 Earnings Interview
Reed Hastings, David Wells and Ted Sarandos will participate in a live video interview today at 2 p.m. Pacific Time at youtube.com/netflixir. The interview will be conducted by Mark Mahaney, RBC Capital Markets and Rich Greenfield, BTIG Research, who’ll be filling in for Michael Nathanson this quarter due to a scheduling conflict. Questions that investors would like to see asked should be sent to mark.mahaney@rbccm.com or rgreenfield@btig.com.

IR Contact:	PR Contact:
Erin Kasenchak	Jonathan Friedland
Director, Investor Relations	Chief Communications Officer
408 540-3691	310 734-2958

8

Use of Non-GAAP Measures
This shareholder letter and its attachments include reference to the non-GAAP financial measures of net income on a pro forma basis excluding the release of tax reserves, and to free cash flow.  Management believes that the non-GAAP measures of net income on a pro forma basis excluding the release of tax reserves provides useful information as these measures exclude benefits that are not indicative of our core operating results. Management believes that free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make investments and for certain other activities.  However, these non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income, operating income, diluted earnings per share and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. Reconciliation to the GAAP equivalent of these non-GAAP measures are contained in tabular form on the attached unaudited financial statements.

Forward-Looking Statements
This shareholder letter contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding international expansion and performance, US contribution margin and domestic performance, spending on original content, global expansion and profitability, product improvements, operating expenses, cash flow and debt financing, member growth domestically and internationally, including net, total and paid, revenue, contribution profit (loss) and contribution margin for both domestic (streaming and DVD) and international operations, as well as consolidated operating income, net income, earnings per share and free cash flow. The forward-looking statements in this letter are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively; maintenance and expansion of device platforms for instant streaming; fluctuations in consumer usage of our service; service disruptions; production risks; actions of Internet Service Providers; and, competition, including consumer adoption of different modes of viewing in-home filmed entertainment. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 3, 2014. The Company provides internal forecast numbers. Investors should anticipate that actual performance will vary from these forecast numbers based on risks and uncertainties discussed above and in our Annual Report on Form 10-K. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this shareholder letter.

9

Netflix, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended			Years Ended
	December 31, 2014	September 30, 2014	December 31, 2013 (1)	December 31, 2014	December 31, 2013 (1)
Revenues	$1,484,728	$1,409,432	$1,175,230	$5,504,656	$4,374,562
Cost of revenues	1,014,332	954,394	820,677	3,752,760	3,117,203
Marketing	203,671	145,654	128,017	607,186	469,942
Technology and development	125,876	120,953	98,128	472,321	378,769
General and administrative	75,803	78,024	46,120	269,741	180,301
Operating income	65,046	110,407	82,288	402,648	228,347
Other income (expense):
Interest expense	(13,353)	(13,486)	(7,438)	(50,219)	(29,142)
Interest and other income (expense)	(6,177)	616	(846)	(3,060)	(3,002)
Loss on extinguishment of debt	—	—	—	—	(25,129)
Income before income taxes	45,516	97,537	74,004	349,369	171,074
(Benefit) provision for income taxes	(37,855)	38,242	25,583	82,570	58,671
Net income	$83,371	$59,295	$48,421	$266,799	$112,403
Earnings per share:
Basic	$1.38	$0.99	$0.81	$4.44	$1.93
Diluted	$1.35	$0.96	$0.79	$4.32	$1.85
Weighted-average common shares outstanding:
Basic	60,321	60,171	59,470	60,078	58,198
Diluted	61,788	61,820	61,304	61,699	60,761

(1) Certain prior period amounts have been reclassified from "Marketing" to "Cost of revenues" to conform to current period presentation.

Three Months Ended
Non-GAAP net income reconciliation:	December 31, 2014
GAAP net income	$83,371
Release of tax accrual	38,612
Non-GAAP net income	$44,759
Non-GAAP net income per share:
Basic	$0.74
Diluted	$0.72
Weighted-average common shares outstanding:
Basic	60,321
Diluted	61,788

10

Netflix, Inc.
Consolidated Balance Sheets
(unaudited)
(in thousands, except share and par value data)

	As of
	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$1,113,608	$604,965
Short-term investments	494,888	595,440
Current content library, net	2,125,702	1,706,421
Other current assets	206,271	151,937
Total current assets	3,940,469	3,058,763
Non-current content library, net	2,773,326	2,091,071
Property and equipment, net	149,875	133,605
Other non-current assets	192,981	129,124
Total assets	$7,056,651	$5,412,563
Liabilities and Stockholders' Equity
Current liabilities:
Current content liabilities	$2,117,241	$1,775,983
Accounts payable	201,581	108,435
Accrued expenses	69,746	54,018
Deferred revenue	274,586	215,767
Total current liabilities	2,663,154	2,154,203
Non-current content liabilities	1,575,832	1,345,590
Long-term debt	900,000	500,000
Other non-current liabilities	59,957	79,209
Total liabilities	5,198,943	4,079,002
Stockholders' equity:
Common stock, $0.001 par value; 160,000,000 shares authorized at December 31, 2014 and December 31, 2013; 60,415,841 and 59,607,001 issued and outstanding at December 31, 2014 and December 31, 2013, respectively	60	60
Additional paid-in capital	1,042,810	777,441
Accumulated other comprehensive (loss) income	(4,446)	3,575
Retained earnings	819,284	552,485
Total stockholders' equity	1,857,708	1,333,561
Total liabilities and stockholders' equity	$7,056,651	$5,412,563

11

Netflix, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Three Months Ended			Years Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Cash flows from operating activities:
Net income	$83,371	$59,295	$48,421	$266,799	$112,403
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Additions to streaming content library	(1,008,262)	(1,202,484)	(986,049)	(3,773,459)	(3,049,758)
Change in streaming content liabilities	125,770	346,752	346,610	593,125	673,785
Amortization of streaming content library	730,353	686,154	572,597	2,656,279	2,121,981
Amortization of DVD content library	20,178	18,269	17,833	71,491	71,325
Depreciation and amortization of property, equipment and intangibles	14,312	14,357	12,845	54,028	48,374
Stock-based compensation expense	30,251	29,878	18,922	115,239	73,100
Excess tax benefits from stock-based compensation	(20,921)	(21,060)	(29,188)	(89,341)	(81,663)
Other non-cash items	6,475	3,360	400	15,282	5,332
Loss on extinguishment of debt	—	—	—	—	25,129
Deferred taxes	7,501	(7,892)	(10,832)	(30,063)	(22,044)
Changes in operating assets and liabilities:
Other current assets	(36,099)	12,960	24,279	(8,758)	62,234
Accounts payable	51,083	13,003	12,370	83,812	18,374
Accrued expenses	4,050	(6,980)	7,030	55,636	1,941
Deferred revenue	21,630	11,626	19,944	58,819	46,295
Other non-current assets and liabilities	(68,153)	5,323	(13,737)	(52,406)	(8,977)
Net cash (used in) provided by operating activities	(38,461)	(37,439)	41,445	16,483	97,831
Cash flows from investing activities:
Acquisition of DVD content library	(23,365)	(15,530)	(15,240)	(74,790)	(65,927)
Purchases of property and equipment	(15,491)	(21,032)	(23,109)	(69,726)	(54,143)
Other assets	(431)	341	2,131	1,334	5,939
Purchases of short-term investments	(71,597)	(123,883)	(52,475)	(426,934)	(550,264)
Proceeds from sale of short-term investments	45,022	107,568	151,110	385,300	347,502
Proceeds from maturities of short-term investments	14,721	32,125	2,205	141,950	60,925
Net cash (used in) provided by investing activities	(51,141)	(20,411)	64,622	(42,866)	(255,968)
Cash flows from financing activities:
Proceeds from issuance of common stock	3,750	9,877	31,004	60,544	124,557
Proceeds from issuance of debt	—	—	—	400,000	500,000
Issuance costs	—	—	—	(7,080)	(9,414)
Redemption of debt	—	—	—	—	(219,362)
Excess tax benefits from stock-based compensation	20,921	21,060	29,188	89,341	81,663
Principal payments of lease financing obligations	(280)	(275)	(264)	(1,093)	(1,180)
Net cash provided by financing activities	24,391	30,662	59,928	541,712	476,264
Effect of exchange rate changes on cash and cash equivalents	(4,398)	(3,839)	(86)	(6,686)	(3,453)
Net (decrease) increase in cash and cash equivalents	(69,609)	(31,027)	165,909	508,643	314,674
Cash and cash equivalents, beginning of period	1,183,217	1,214,244	439,056	604,965	290,291
Cash and cash equivalents, end of period	$1,113,608	$1,183,217	$604,965	$1,113,608	$604,965

	Three Months Ended			Years Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Non-GAAP free cash flow reconciliation:
Net cash (used in) provided by operating activities	$(38,461)	$(37,439)	$41,445	$16,483	$97,831
Acquisition of DVD content library	(23,365)	(15,530)	(15,240)	(74,790)	(65,927)
Purchases of property and equipment	(15,491)	(21,032)	(23,109)	(69,726)	(54,143)
Other assets	(431)	341	2,131	1,334	5,939
Non-GAAP free cash flow	$(77,748)	$(73,660)	$5,227	$(126,699)	$(16,300)

12

Netflix, Inc.
Segment Information
(unaudited)
(in thousands)

	As of / Three Months Ended			As of/ Years Ended
	December 31, 2014	September 30, 2014	December 31, 2013 (1)	December 31, 2014	December 31, 2013 (1)
Domestic Streaming
Total members at end of period	39,114	37,219	33,420	39,114	33,420
Paid members at end of period	37,698	36,265	31,712	37,698	31,712

Revenues	$917,442	$877,150	$740,554	$3,431,434	$2,751,375
Cost of revenues	573,193	565,251	496,479	2,201,761	1,863,376
Marketing	87,423	61,045	70,453	293,453	265,232
Contribution profit	256,826	250,854	173,622	936,220	622,767

International Streaming
Total members at end of period	18,277	15,843	10,930	18,277	10,930
Paid members at end of period	16,778	14,389	9,722	16,778	9,722

Revenues	$387,797	$345,685	$221,418	$1,308,061	$712,390
Cost of revenues	350,211	291,942	221,201	1,154,117	782,304
Marketing	116,248	84,609	57,499	313,733	204,418
Contribution profit (loss)	(78,662)	(30,866)	(57,282)	(159,789)	(274,332)

Domestic DVD
Total members at end of period	5,767	5,986	6,930	5,767	6,930
Paid members at end of period	5,668	5,899	6,765	5,668	6,765

Revenues	$179,489	$186,597	$213,258	$765,161	$910,797
Cost of revenues	90,928	97,201	102,997	396,882	471,523
Marketing	—	—	65	—	292
Contribution profit	88,561	89,396	110,196	368,279	438,982

Consolidated

Revenues	$1,484,728	$1,409,432	$1,175,230	$5,504,656	$4,374,562
Cost of revenues	1,014,332	954,394	820,677	3,752,760	3,117,203
Marketing	203,671	145,654	128,017	607,186	469,942
Contribution profit	266,725	309,384	226,536	1,144,710	787,417
Other operating expenses	201,679	198,977	144,248	742,062	559,070
Operating income	65,046	110,407	82,288	402,648	228,347
Other income (expense)	(19,530)	(12,870)	(8,284)	(53,279)	(32,144)
Loss on extinguishment of debt	—	—	—	—	(25,129)
(Benefit) provision for income taxes	(37,855)	38,242	25,583	82,570	58,671
Net income	$83,371	$59,295	$48,421	$266,799	$112,403

(1) Certain prior period amounts have been reclassified from "Marketing" to "Cost of revenues" to conform to current period presentation.

13